Exhibit 99.2

For Immediate Release:

January 7, 2010

Media Contact:	Investor Contact:
John Lacey	Patrick Flanigan
617.768.6690	617.768.6563
john.lacey@genzyme.com	patrick.flanigan@genzyme.com

Genzyme and Relational Investors Enter Into Mutual Cooperation Agreement

CAMBRIDGE, Mass.— Genzyme Corporation (NASDAQ: GENZ) and San-Diego based institutional investor Relational Investors LLC announced today that they have entered into a mutual cooperation agreement.  Relational, a $6 billion private investment fund, began investing in Genzyme shares in late 2008 and currently owns approximately 4 percent of the company’s common stock.

Over the past several months, Genzyme and Relational have been engaged in constructive discussions related to various aspects of Genzyme’s business.  In mid-December, Relational requested representation on Genzyme’s board of directors.   With the current progress the company has made in overcoming manufacturing challenges, strengthening its operating structure, and enhancing its board composition, Relational agreed to defer its request and support the board’s nominees and proposals in 2010.  Genzyme, as part of the agreement, will appoint Ralph Whitworth, principal and co-founder of Relational, to the company’s board if Relational requests representation in November 2010.

“While these are difficult and challenging times for Genzyme, we are confident its management is making significant improvements to drive short- and long-term value for shareholders,” said Ralph Whitworth, principal and co-founder of Relational.  “The management and board remain open to ideas and are materially improving their manufacturing operation, compensation program, capital allocation discipline, and board composition.”

“This agreement is a strong vote of confidence from one of our largest shareholders in the company’s progress and future direction,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “We are gratified that Relational recognizes the board’s and management’s aggressive actions to strengthen the company overall and return Genzyme to its historical path of sustainable growth and shareholder value creation.”

In December, Genzyme issued a letter to shareholders outlining the meaningful progress the company has made in making organizational changes and operational improvements that significantly reduce risk in manufacturing operations. These and other initiatives detailed in the letter are expected to allow Genzyme to emerge a stronger company.

“As active, long term shareholders we are committed to ensuring that this progress continues,” said Whitworth. “Our mutual cooperation agreement allows us to give management and the board the support they need to address near term challenges, while providing us the opportunity for future board representation if circumstances warrant that level of involvement.”

The agreement is detailed in an exhibit to the Form 8-K that the company filed today with the Securities and Exchange Commission.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.